Exhibit 99.1

Contact:          Mark A. Steinkrauss
                  Vice President, Corporate Relations
                  (312) 630-1900  email:  mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE


        TDS Announces Aerial Communications to Merge with VoiceStream...
                   Will Not Pursue Tax-Free Spin-Off of Aerial


September 20, 1999, Chicago, Illinois - Telephone and Data Systems, Inc. [AMEX:TDS] announced today that it will not pursue a spin-off of Aerial Communications [NASDAQ:AERL]. Instead it will exchange its shares (59,086,000 as of June 30, 1999) in Aerial Communications for VoiceStream Wireless Corporation [NASDAQ: VSTR] stock in conjunction with the announced merger between Aerial and VoiceStream. The merger is designed to position Aerial to take advantage more effectively of the outstanding opportunities that exist within the GSM segment of the wireless communications industry. As a result of the merger, the shareholders of Aerial, including TDS, will have the right to receive .455 shares of VoiceStream Wireless Corporation stock for each share of Aerial stock they currently own. In addition, TDS will replace $420 million of its loan to Aerial with shares of Aerial at $22 per share. In total, TDS will own 35.6 million shares of VoiceStream after the merger.

"We believe the combined Aerial-VoiceStream company will emerge as one of the leading wireless companies. TDS is pleased to become a significant and supportive shareholder of the new company," said Ted Carlson, president and chief executive officer of TDS.

"Don Warkentin and the Aerial team have made excellent progress in building Aerial to its current scope. We believe that John Stanton and the combined Aerial-VoiceStream team will take the larger, national company forward to great performance for both customers and shareholders."

Mr. Carlson added: "The Aerial merger will enable TDS to focus on its mission to provide outstanding communications services in rural and mid-size markets. Our post- Aerial balance sheet will show the financial strength and liquidity which, combined with continuing excellent financial results from U.S. Cellular and TDS Telecom, will provide outstanding opportunities to enhance shareholder value in the future."

"The transaction will enable TDS to direct its cash flow, which in the recent past has been used to support the substantial start-up costs at Aerial, to other purposes. TDS will carefully consider making acquisitions designed to strengthen its two core businesses, U.S. Cellular and TDS Telecom, or using the cash flow for other purposes designed to enhance the value of TDS's shares. In addition, TDS anticipates that it



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may use a  portion  of its free cash  flow to  repurchase  TDS stock on the open market as long as it remains an excellent value and market conditions warrant," Carlson said.

TDS is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular, TDS Telecom and Aerial Communications, TDS operates primarily in cellular, local telephone and personal communications services ("PCS") markets around the country. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. The Company currently employs approximately 10,000 people and serves 3.3 million customers in 35 states.

Except for the historical and factual information presented, other information set forth in this news release represents forward-looking statements, including all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in the overall economy; changes in competition in the markets in which TDS operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; availability of future financing; unanticipated changes in growth in cellular and PCS customers, penetration rates, churn rates and the mix of products and services offered; and unanticipated problems with the Year 2000 issue. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with Securities and Exchange Commission.

                                                       -end-




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